Exhibit 12A

                             UNION ELECTRIC COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                       Year Ended December 31,
                                            ------------------------------------------------------------------------------

                                                1993            1994            1995           1996             1997
                                                                (Thousands of Dollars Except Ratios)

Net Income                                      $297,160         $320,757       $314,107       $304,876          $301,655
Add - Extraordinary items, net of tax                  -                -              -              -            26,967
Net Income from continuing operations.....       297,160          320,757        314,107        304,876           328,622
                                            -------------  ---------------  -------------  -------------   ---------------
   Add:
     Taxes Based on Income................       182,716          203,827        207,734        196,210           199,763
                                            -------------  ---------------  -------------  -------------   ---------------
     Fixed Charges:
       Interest on Debt...................       124,430          135,608        129,239        128,375           135,004 (*)
       Amortization of Premium
         and discount, Less
         Expense, on Debt; and
         Bond Defeasance Cost.............         5,170            5,504          5,502          4,269             3,672
       Rentals  (See note)................         1,314            1,299          3,330          3,458             3,727
                                            -------------  ---------------  -------------  -------------   ---------------
         Total Fixed Charges..............       130,914          142,411        138,071        136,102           142,403
                                            -------------  ---------------  -------------  -------------   ---------------
Earnings Available for Fixed
   Charges................................      $610,790         $666,995       $659,912       $637,188          $670,788
                                            =============  ===============  =============  =============   ===============
Ratio of Earnings to Fixed
   Charges................................         4.656           4.684          4.780          4.682             4.710
                                            =============  ===============  =============  =============   ===============

(*) Total annual interest charges on all bonds for the twelve months ended December 31, 1997 was $114,844,000.
Note: Represents the interest factor applicable to rentals.
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